                                                                   EXHIBIT 10.30

April 22, 2003

Mr. Domenic Rinaldi
108 Rising Ridge Road
Ridgefield, CT 06877

Dear Domenic:

On behalf of iDine Rewards Network Inc. ("iDine" or "Company"), I am very pleased to offer you the position of Executive Vice President, Sales. In this position you will report to me.

The terms of the offer include the following:

Effective Date -We anticipate a start date of May 19, 2003.

Base Salary - Your annual base salary is $240,000 and is paid biweekly. Your compensation will be reviewed annually in conjunction with all other senior management compensation reviews.

iDine Bonus - In 2003 and beyond, you will be entitled to participate in the senior management bonus program, the specific terms of which are approved annually by the Compensation Committee of the Board. For the 2003 bonus program you will be eligible for a pro rated bonus that is equal to 60% of your base with an upside potential of 120%. The specific terms of the plan will follow this letter.

iDine Rewards Network Stock Options - You will be granted an option to purchase 50,000 shares of iDine Rewards Network, Inc. common stock at an exercise price equal to the closing price of the Company stock on the date of your acceptance of this employment offer from the Company. These options will vest ratably on each of the first four (4) anniversaries of your start date and be governed according to the terms of the Company's 1996 Long Term Incentive Plan ("LTIP"). Over the next three years, you will be eligible for an annual grant of 50,000 options based on performance.

Employee Benefits - You will be entitled to the Company's comprehensive benefits package (medical, dental, long and short-term disability, Company matching 401K plan) and the iDine executive dining benefit. You will be entitled to a monthly auto allowance of $1,000.00. You will be entitled to two weeks of vacation annually and three weeks after your fifth anniversary with the Company. Employees are also granted 6 personal days each year.

Relocation - You will be required to relocate to Chicago no later than September 1, 2003. The Company will reimburse you for all reasonable, pre-approved expenses associated with the move including house hunting trips to Chicago, closing costs on your current home and packing/transportation of your household goods and vehicle.

Termination Without Cause/Change of Control - If your employment is terminated for any reason other than Cause (as defined below), disability or death or if there is a change of control event (as defined in the Company's LTIP) and a diminution in your duties resulting from such change of control event, you will be entitled to six (6) months base salary, plus one additional month for each complete year of service with the Company, with a maximum of twelve (12) months base salary.

"Cause" shall mean an event where the employee (a) commits any act of fraud, willful misconduct or dishonesty in connection with his employment or which injures iDine or its direct or indirect subsidiaries; (b) commits a material violation of any law, rule or regulation of any governmental authority (state, federal or foreign) or any securities exchange or association or other regulatory or self-regulatory body; (c) is charged with a crime involving moral turpitude, dishonesty, fraud or unethical business conduct, or a felony; (d) gives or accepts undisclosed commissions or other payments in cash or in kind in connection with the affairs of iDine or any of its direct or indirect subsidiaries or their respective clients.

Non-Compete - In the event you voluntarily or involuntarily leave iDine's employ, for a period of one year following your termination date or, if longer, for as long as you are receiving severance payments and benefits, you will not directly or indirectly be employed by or perform work as a director, officer, independent contractor, partner or consultant for any company or entity involved in any business in which the Company or any of its affiliates is engaged at such date in any geographic region in which the Company conducts business ("business" shall be defined as the marketing and sale of any program substantially similar to the iDine program and/or the marketing and sale of discount restaurant, hotel, resort, travel or leisure products or services as more particularly set forth in the Company's 10-K filing effective as the date of this offer).

Confidentiality - You shall treat as confidential and not disclose to any person not affiliated with iDine all non-public and proprietary information and data about the business, operations, employees, programs, plans and financial results, projections and budgets of iDine and its affiliates which are disclosed to you during your employment. You will be asked to sign the Company's standard confidentiality agreement which agreement shall survive the termination of your employment for any reason.

Condition Precedent to Severance - Your right to receive any severance payments or benefits is expressly conditioned on your execution of a General Release and a Non-Compete Agreement.

Domenic, I am delighted to offer you the position of Executive Vice President, Sales. I am confident that your acceptance of this offer will be the start of a very successful adventure for you and iDine. Of course, I am available to you to discuss this letter and answer any questions that you may have.





Sincerely,                                           Agreed and Accepted:




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George S. Wiedemann                                  Domenic Rinaldi
President and CEO                                    Date:
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